Exhibit 4.20

SIXTH AMENDMENT
TO
EXCLUSIVE SALES REPRESENTATION, CO-PROMOTION AND
COOPERATION AGREEMENT

THIS SIXTH AMENDMENT TO ECLUSIVE SALES REPRESENTATION, CO-PROMOTION, AND COOPERATION AGREEMENT (the “Sixth Amendment”) is made and entered into as of this 16th day of February 2007, by and between GIVEN IMAGING LTD., a company incorporated under the laws of Israel (“Given”) and ETHICON ENDO-SURGERY, INC., an Ohio Corporation, acting by and through its InScope Division (“EES”), (EES and Given hereinafter each individually a “Party” and together the “Parties”).

WHEREAS, the Parties have entered into an Exclusive Sales Representation, Co-Promotion and Cooperation Agreement dated May 10, 2004, as further amended in June 2004, on October 4, 2004, on October 27, 2005, in November 2005, and on September 5, 2006 (the “Agreement”); and

WHEREAS, the Parties have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Ancillary Products. Section 4.05(a) of the Agreement is hereby amended and restated in its entirety as follows:

Section 4.05. Ancillary Products. (a) For every Ancillary Product (including all upgrades required to be compatible with the ECE) sold on or after the effective date of the Sixth amendment to a new End User, EES shall receive a commission of 10% of the Selling Price if such new End User purchases Product within 120 days of the invoice date for the Ancillary Product. In the case of an End User who owns and Ancillary Product as of the effective date of the Sixth Amendment but purchases new or replacement Ancillary Product, EES shall receive a commission of 10% of the Selling Price of the new of replacement Ancillary Product if such End User purchases Product within either 60 days prior to, or 120 days following, the invoice date for the new or replacement Ancillary Product. Reporting and payment shall follow the rules agreed upon in Sections 4.03 and 4.04 above for the Products.

2.

Effect on Agreement. Except as otherwise provided by this Sixth Amendment, the Agreement shall remain in full force and effect in accordance with its terms and does not relieve either Party from any of its obligations hereunder.

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IN WITNESS WHEREOF, the Parties hereby have executed this Sixth Amendment by their respective officers thereunto duly authorized on the date first written above.

On behalf of ETHICON ENDO-SURGERY, INC.:

By:

Name:	JEFFREY A. MAILLER
Title:	VICE PRESIDENT, LICENSING & ACQUISITIONS

On behalf of GIVEN IMAGING LTD.:

By:

Name:
Title:

By:

Name:	Yuval Yanai
Title:	CFO